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Exhibit 99.5

        ASSET PURCHASE AGREEMENT, dated as of April 1, 2005 (this "Agreement"), between (i) PRIMEDIA Inc., a Delaware corporation ("PRM"), its wholly-owned entity PRIMEDIA Digital Video Holdings LLC, a Delaware limited liability company ("PDV") and PRIMEDIA Workplace Learning LP, a Delaware limited partnership ("PWPL"), ("PWPL"; collectively with PRM and PDV, "Seller"), on the one hand; and (ii) Trinity Learning Corporation, a Utah corporation ("Trinity") and its wholly-owned subsidiary Trinity Workplace Learning Corporation, a Delaware corporation ("Purchaser"), on the other hand.

        WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase and Seller desires to sell certain assets of PWPL, specifically those assets primarily(i) related to PWPL's (A) Healthcare Group, (B) Government Services Group (including Homeland One), (C) Industrial Services Group, (D) shared services group based in Carrolton, Texas, and (E) all other assets of PWPL excluding only those assets primarily related to the operations of PWPL Financial Services Group (which operates under the "BTCC" name) and/or PWPL's Interactive Medical Network business (which operates under the "IMN" name).; and (ii) all of the assets owned by PDV ((i) through (ii) collectively, the "Business"); and

        WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to assume and Seller desires to transfer certain liabilities relating to the Business;

        NOW, THEREFORE, in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I.    PURCHASE AND SALE OF THE ASSETS.

        1.01    Assets Being Sold.    Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 3.01), Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the following assets of Seller comprising the Business, other than the Excluded Assets (as defined in Section 1.02), all as and to the extent they shall exist on the Closing Date (such assets collectively referred to herein as the "Assets"):

        (a)   the content of the courses offered by the Business (the "Courses") and all tangible embodiments thereof, including, without limitation, the library of master tapes, the inventory of video tapes, DVDs and CD-ROMs containing same and all related manuals and training materials;

        (b)   all lists (whether owned, leased or licensed by Seller), documents and records (in both printed form and computer media) of Seller relating to past, present and prospective customers of the Business;

        (c)   all promotional materials used in connection with the marketing, advertising and sale of the Courses, including any and all telemarketing scripts used in the Business;

        (d)   all imprints, titles, names, trade names, trademarks and service marks owned by Seller and used in the Business, including, without limitation, the Marks (as defined in Section 4.09), and all registrations and applications for registration of each of the foregoing, but excluding in all cases the PRIMEDIA name and any variations thereof and derivations therefrom;

        (e)   all patents and patent applications owned by Seller and used in the Business, including, without limitation, the Patents (as defined in Section 4.09);

        (f)    all copyrights, copyright registrations and applications therefor owned by Seller and relating to the content of the Courses;

        (g)   all files and accounting records of Seller, including data stored electronically, to the extent relating solely to the Business;

        (h)   all accounts receivable due Seller in connection with the Business and all prepaid expenses related to the Business, including all those accounts receivable and prepaid expenses as they exist on the Closing Date determined in a manner consistent with the Statement of Assets and Liabilities (as defined in Section 4.08);

        (i)    all furniture, fixtures, equipment, tangible property and other fixed assets located at the Business' leased premises at 4101 International Parkway, Carrolton, Texas (such premises, the "Texas Property"), but excluding the furniture, fixtures, equipment, tangible property or other fixed assets listed on Schedule 1.02(g) (the "Transferred Equipment");

        (j)    all software, software systems, databases and database systems relating to the Business, but excluding any software referenced on Schedule 1.02(e);

        (k)   subject to Section 6.02, the Assumed Contracts (as defined in Section 1.03), including all of Seller's rights and benefits in existence on the Closing Date or arising after the Closing Date under the Assumed Contracts;

        (l)    all of Seller's right, title and interest in and to the Domain Names (as defined in Section 4.09) and all registrations thereof;

        (m)  all of the goodwill and going concern value relating solely to the Business; and

        (n)   except as provided in Section 1.02, any and all other assets, real or personal, tangible or intangible, that are not listed above and are used primarily in the Business, including all assets owned by PDV.

        1.02    Excluded Assets.    Purchaser acknowledges and agrees that the "Assets" shall not include, and Seller shall retain all right, title and interest in and to, any and all of the following (collectively, the "Excluded Assets"):

        (a)   Seller's corporate books and records of internal corporate proceedings, tax records, work papers and books and records;

        (b)   all rights and interests in and to the PRIMEDIA name and any variations thereof and derivations therefrom;

        (c)   all cash and cash equivalents held by or on behalf of Seller and all of Seller's bank accounts;

        (d)   all files, accounting records and internal reports relating to the business activities of Seller (but not relating solely to the Business); provided, however, that Purchaser may obtain copies of all such files, records and reports to the extent they are directly related to the Business;

        (e)   all software, software systems, databases and database systems listed on Schedule 1.02(e);

        (f)    all hardware and equipment, whether owned, leased or licensed by Seller not located at the Texas Property;

        (g)   all hardware and equipment, whether owned, leased or licensed by Seller located at the Texas Property and listed on Schedule 1.02(g);

        (h)   all insurance policies maintained by Seller;

        (i)    any and all prepaid Taxes and Income Tax refunds of Seller, except to the extent relating solely to the Business for any period on or after the Closing Date; provided that, for purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise and withholding taxes, duties and assessments, with all interest, penalties and additions imposed with respect to such amounts, and (ii) "Income Taxes" shall mean all Taxes imposed on or measured by net income or gross profits or gross receipts (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts; and

        (j)    any and all other assets of Seller of whatever kind or nature not used primarily in the Business, including without limitation those assets primarily related to BTCC and IMN.

        1.03    Assumed Liabilities.    On the Closing Date, Purchaser agrees to assume and pay, perform, comply with and discharge or otherwise satisfy, as and when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

        (a)   all liabilities reflected on the Closing Date Statement (as defined in Section 2.02(a) below);

        (b)   all deferred revenue obligations of Seller solely related to the Business as of the Closing Date;

        (c)   subject to Section 6.02, all obligations of Seller relating to the Business under (i) all Material Contracts (as defined in Section 4.10(a)), including without limitation all obligations under (w) PWPL's lease for the Texas Property (the "Lease"), (x) PWPL's Transponder Lease (the "Transponder Lease"), (y) PWPL's services agreement with IMN and (z) PWPL's services agreement with BTCC; and (ii) all such other contracts and agreements related solely to the Business that are not required to be scheduled pursuant to Section 4.10(a) (all of the contracts and agreements described in this Section 1.03(c), collectively, the "Assumed Contracts"), but in any case only to the extent that such obligations (A) are to be performed on or after the Closing Date or constitute warranty, repair or support obligations, and (B) arise under the terms of such Assumed Contracts (but shall not include any obligations to be performed prior to the Closing Date or any liabilities for any non-performance or breach prior to the Closing Date, except that Purchaser will assume and perform all warranty, repair and support obligations arising under the terms of the Assumed Contracts);

        (d)   all expenses and obligations in connection with the Business Employees (as defined in Section 6.03(a)), but only to the extent set forth in Section 6.03;

        (e)   certain obligations and liabilities of Seller relating to the dispute set forth on Schedule 4.06 entitled "Argus 1 systems Corporation v. PWPL", but only to the extent set forth in Section 6.12; and

        (f)    all other obligations and liabilities, regardless of the nature or amount, arising out of or relating to the conduct of the Business, or the use of any of the Assets, on or after the Closing Date.

        1.04    Excluded Liabilities.    Purchaser is not assuming (a) any liabilities in respect of any Income Taxes, (b) any liabilities for Taxes relating to the Business, including those reflected under the captions "Accrued Taxes" and "State Tax Payable" on the Statement of Assets and Liabilities (as defined in Section 4.08 below), (c) any accounts payable of Seller relating to the Business, including those reflected under the caption "Accounts Payable—Trade" on the Statement of Assets and Liabilities, (d) any liability of Seller for legal, accounting or broker's fees incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, (e) any liability owing by Seller to any shareholder or former shareholder of Seller or any affiliate of Seller, (f) any obligations in respect of Seller's bank accounts, (g) any Sale Retention Arrangements (as defined in Section 4.13(g)), (h) any expenses and obligations in connection with employees of Seller not included as Business Employees, (i) certain obligations and liabilities of Seller relating to the disputes set forth on Schedule 4.06 entitled "EEOC charge in Dallas District Office brought by Eric Richard" and "Paul McCarty v. PWPL", but only to the extent set forth in Section 6.12, (j) all expenses and obligations in connection with, or relating to, the disputes set forth on Schedule 1.04(j), or (k) any claims, liabilities or obligations relating to the Excluded Assets. Such liabilities set forth in the preceding sentence and any additional liabilities of Seller, other than Assumed Liabilities, are herein referred to as the "Excluded Liabilities."

ARTICLE II.    PURCHASE PRICE AND PAYMENT.

        2.01    Purchase Price.    (a) In consideration of the sale, transfer, conveyance and assignment of the Assets by Seller to Purchaser, Purchaser agrees (i) on the Closing Date, to assume the Assumed

Liabilities in accordance with Section 1.03 (the "Purchase Price") and (ii) to pay the amount, if any, required to be paid to Seller pursuant to Section 2.02(f).

        2.02    Working Capital Adjustment.

        (a)   Definitions.    For the purposes of this Agreement, the following terms shall have the following respective meanings:

          (i)    "Closing Date Statement" shall mean the final statement of Closing Date Assets and Closing Date Liabilities.

          (ii)   "Closing Date Assets" shall mean the net amount of those assets of the Business on the Closing Date under the captions "Net Accounts Receivable-Trade," "Inventories" and "Prepaid Expenses," as determined in a manner consistent with the Statement of Assets and Liabilities (as defined in Section 4.08 below), except that (A) all intercompany amounts shall be excluded and (B) no amounts shall be included in respect of prepaid insurance.

          (iii)  "Closing Date Liabilities" shall mean the aggregate amount of those liabilities of the Business on the Closing Date under the captions "Accrued Payroll and Related," "Accrued Royalties," "Deferred Revenue" and "Other Current Liabilities," as determined in a manner consistent with the Statement of Assets and Liabilities, in each case to the extent incurred solely by the Business, except that (A) all intercompany amounts shall be excluded and (B) no amounts shall be included in respect of Excluded Liabilities.

          (iv)  "Working Capital Amount" shall mean the Closing Date Assets less the Closing Date Liabilities. The Working Capital Amount can be represented by a positive or negative number.

          (v)   "Target Working Capital Amount" shall mean $(4,000,000) (i.e., negative $4,000,000).

          (vi)  "Deficiency" shall mean the amount, if any, by which the Working Capital Amount is less than the Target Working Capital Amount, as set forth on the Closing Date Statement as modified as a result of the resolution of any Disputed Items (as defined in Section 2.02(c) below).

          (vii) "Excess" shall mean the amount, if any, by which the Working Capital Amount exceeds the Target Working Capital Amount, as set forth on the Closing Date Statement as modified as a result of the resolution of any Disputed Items.

        (b)   Effect of Deficiency/Excess.    The Purchase Price shall be reduced dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the Excess, if any, with payment in respect of any such adjustment of the Purchase Price to be made by the applicable party in accordance with Sections 2.02(e) and (f) below.

        (c)   Delivery of Closing Date Balance Sheet:

          (i)    No later than 90 days after the Closing Date, Purchaser shall deliver to Seller the Closing Date Statement setting forth the Closing Date Assets and Closing Date Liabilities.

          (ii)   Seller shall have 45 days from its receipt of such statement to notify Purchaser in writing of any objections to any item or items on the Closing Date Statement (an "Objection Notice"). Any Objection Notice shall specify the item or items in dispute (a "Disputed Item" or "Disputed Items"). Any Disputed Item shall be resolved in the manner set forth in Section 2.02(d) below.

          (iii)  If (A) Seller does not deliver an Objection Notice within 45 days of its receipt of the Closing Date Statement, (B) Seller acknowledges in writing that the Closing Date Statement is accurate or (C) Purchaser and Seller resolve all Disputed Items in accordance with Section 2.02(d) below, then the Closing Date Statement shall be final, binding and conclusive on all parties.

        (d)   Arbitration.    If Purchaser and Seller shall be unable to resolve any Disputed Items within 30 days after delivery of an Objection Notice from Seller to Purchaser, then Seller's independent accounting representative, Deloitte & Touche LLP ("D&T"), and Chisholm, Bierwolf & Nilson, LLC., Purchaser's independent accounting representative ("CBN"), shall endeavor in good faith to resolve any Disputed Item(s). Either party may change its representative to any "big four" accounting firm other than D&T or CBN at any time prior to the 30th day after an Objection Notice has been delivered, by notice in writing to the other party, in which event the applicable references in this Agreement shall be to such substitute representative. In the event that D&T and CBN are unable to resolve the Disputed Item(s) within 30 days, D&T and CBN together shall, within 10 business days thereafter, appoint a representative from a "big four" accounting firm (other than D&T or CBN) to arbitrate the dispute (the "Arbitrator"). Seller and Purchaser shall, within the next 20 days thereafter, present their positions with respect to the Disputed Item(s) to the Arbitrator, together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Seller and Purchaser. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement. Except as specifically set forth to the contrary in this Section 2.02(d) or specifically agreed to by the parties in writing, the Arbitrator shall comply with, and the arbitration shall be conducted in New York, New York in accordance with, the commercial arbitration rules of the American Arbitration Association ("AAA") as in effect for commercial arbitrations conducted in Manhattan by the AAA. Seller and Purchaser agree that the cost of the Arbitrator shall be borne one-half by Seller and one-half by Purchaser.

        (e)   Resolution of Deficiency/Excess.    If it is finally determined pursuant to the provisions of this Section 2.02 that there is a Deficiency, then within 10 days after all Disputed Items with respect thereto have been resolved, Seller shall pay to Purchaser the amount of the Deficiency. If it is finally determined pursuant to the provisions of this Section 2.02 that there is an Excess, then within 10 days after all Disputed Items with respect thereto have been resolved, Purchaser shall pay to Seller the amount of the Excess.

        (f)    Payment of Deficiency or Excess.    Any payment of a Deficiency or an Excess shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Seller, as the case may be, within 10 days after the final determination thereof and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 4% (assuming a 360 day year) from the Closing Date to the actual date of payment.

        2.03    Allocation of Purchase Price.    The parties to this Agreement agree to comply with the allocation rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). The parties recognize that the Purchase Price does not include Purchaser's acquisition expenses or Seller's disposition expenses and that Purchaser and Seller shall allocate such expenses appropriately. Seller and Purchaser shall use good-faith efforts to establish the fair market values of the Assets and allocation of the Purchase Price by mutual agreement of the parties as soon as possible after the date hereof. It is the intention of the parties that such allocation will be arrived at by arm's-length negotiation and in the judgment of the parties properly reflect the fair market value of the Assets transferred pursuant to this Agreement and consistent with the Code. Purchaser and Seller agree to file their respective federal Income Tax returns and other Tax returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of state, local and foreign law ("1060 Forms")) reflecting such allocation in accordance with the mutual determination of the parties made in accordance with the foregoing, and to take no position contrary thereto unless required to do so pursuant to a "determination" as defined in Section 1313(a) of the Code. The parties further agree to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

ARTICLE III.    CLOSING.

        3.01    Date of Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller at 745 Fifth Avenue, New York, New York 10151, simultaneously with the execution of this Agreement by the parties hereto. The date on which the Closing takes place is the date of this Agreement (the "Closing Date"). The effective time of the Closing for purposes of this Agreement, including any calculations to be made as of the Closing Date hereunder, shall be 12:01a.m., New York City time, on the Closing Date.

        3.02    Deliveries by Seller.    At the Closing, Seller shall deliver to Purchaser (a) an executed bill of sale, assignment and assumption agreement, dated the Closing Date and substantially in the form of Exhibit A to this Agreement, (b) an executed trademark and domain name assignment, dated the Closing Date and substantially in the form of Exhibit B to this Agreement (the "Trademark Assignment"), (c) an executed copyright assignment, dated the Closing Date and substantially in the form of Exhibit C to this Agreement, (d) an executed patent assignment agreement, dated the Closing Date and substantially in the form of Exhibit D to this Agreement, (e) an executed Transition Services Agreement, dated the Closing Date and substantially in the form of Exhibit E to this Agreement (the "Transition Agreement"), (f) an executed IMN Transition Services Agreement, dated the Closing Date and substantially in the form of Exhibit F to this Agreement (the "IMN TSA"), and (g) a copy of resolutions adopted by the general partner of PWPL and the member of PDV authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to in this Agreement that Seller is executing and delivering, and a certificate of the secretary or assistant secretary of PWPL and PDV, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date.

        3.03    Deliveries by Purchaser.    At the Closing, Purchaser shall deliver to Seller (a) an executed bill of sale, assignment and assumption agreement, dated the Closing Date and substantially in the form of Exhibit A to this Agreement, (b) an executed Guaranty, dated the Closing Date, executed by SBI USA LLC and substantially in the form of Exhibit G to this Agreement (the "SBI Guarantee"), which SBI Guarantee is being executed to secure performance under Building Lease and Transponder Lease (as those terms are defined in the SBI Guarantee, (c) the IMN TSA, and (d) a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering, and a certificate of the secretary or assistant secretary of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date.

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller represents and warrants to Purchaser that each of the statements contained in this Article IV is true and correct on and as of the Closing Date:

        4.01    Organization.    PRM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Seller is executing and delivering ("Seller's Additional Agreements") and to carry out the transactions contemplated hereby and thereby. PWPL is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full company power and authority to enter into this Agreement and Seller's Additional Agreements and to carry out the transactions contemplated hereby and thereby. PDV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full company power and authority to enter into this Agreement and Seller's Additional Agreements and to carry out the transactions contemplated hereby and thereby.

        4.02    Authorization of Agreement.    The execution, delivery and performance by Seller of this Agreement and Seller's Additional Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action of Seller. This Agreement and Seller's Additional Agreements have been duly executed and delivered by Seller, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        4.03    No Conflicts.    Except as set forth on Schedule 4.03 attached hereto, neither the execution, delivery or performance of this Agreement or any of Seller's Additional Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with the terms and provisions hereof or thereof, will (i) conflict with the Certificate of Incorporation or By-Laws of PRM, the limited partnership agreement of PWPL or the limited liability company operating agreement of PDV, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any Assumed Contract; (iii) constitute a violation by Seller of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Seller; or (iv) result in the creation of any mortgage, pledge, security interest, claim, lien, charge or encumbrance of any kind ("Lien") upon any of the Assets; except, in the cases of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not be reasonably likely to have a Material Adverse Effect. A "Material Adverse Effect" shall mean a material adverse effect on the business, assets or condition (financial or otherwise) of the Business and/or Assets, taken as a whole, excluding any such effects (i) arising out of or resulting from changes in the general economy or general market conditions or (ii) on the prospects of the Business arising out of or resulting from entering into this Agreement, the announcement thereof or the consummation of the transactions contemplated hereby.

        4.04    No Consents.    No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of Seller's Additional Agreements, except as would not be reasonably likely to have a Material Adverse Effect.

        4.05    Compliance with Laws.    (a) Seller is in compliance with all applicable statutes, laws, rules, regulations, orders and ordinances of any governmental authority, as the same apply to the Assets, except such as would not be reasonably likely to have a Material Adverse Effect;

        (b)   the Assets and their uses comply with all applicable requirements of laws and court orders, except where a failure to comply would not result in a Material Adverse Effect; and

        (c)   to the knowledge of Seller, no legislative or regulatory proposal has been adopted or is pending which could be reasonably likely to have a Material Adverse Effect.

        4.06    Litigation.    Except as set forth on Schedule 4.06, there are no actions, suits, inquiries, proceedings or investigations pending or, to Seller's knowledge, threatened in writing before any court or governmental or administrative body or agency either (a) relating to the Assets, and which, if decided adversely to Seller, would have a Material Adverse Effect, or (b) against Seller relating to the transactions contemplated by this Agreement or Seller's Additional Agreements.

        4.07    No Brokers.    Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement other than fees to be paid by Seller.

        4.08    Financial Statements.    Attached hereto as Schedule 4.08(a) are: (a)  unaudited statements of income for the Business for the years ended December 31, 2003 and December 31, 2004 (collectively, the "Income Statements"); and (b) an unaudited statement of selected assets and liabilities of the Business as at December 31, 2004 (the "Statement of Assets and Liabilities"; together with the Income Statements, the "Financial Statements"). Except as set forth on Schedule 4.08(b) hereto, the Financial Statements have been prepared from books and records maintained by the Seller, consistent with its past practices and in accordance with generally accepted accounting principles as in effect in the United States from time to time, consistently applied, and fairly present, in all material respects, the financial condition of the Business for the periods and as of the dates indicated and the results of operations for the periods then ended, and are consistent with PRM's audited financial statements for the same periods.

        4.09    Intellectual Property.    Schedule 4.09 attached hereto contains an accurate and complete description of (a) all patents held by, used by, or necessary for the conduct of the Business and all reissues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by the Business, including for each such patent the serial or patent number, country, filing and expiration date and title (the "Patents"); (b) all registered United States federal trademarks owned by Seller and used in connection with the Business and all existing and pending applications therefor (the "Marks"); (c) all registered domain names owned by Seller and used in connection with the Business (the "Domain Names"); (d) all registered copyrights of, used by, or necessary for the conduct of the Business and applications by the Business for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright (the "Copyrights"); and (e) all trade names and common law marks of, used by, or necessary for the conduct of the Business. To the knowledge of Seller, the Patents, Marks, Copyrights and the Domain Names do not infringe on any trademarks, patents, copyrights or any other rights of any person to such an extent that any claim based on such infringement, if decided adversely to the Seller, would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.09, none of the Patents or Marks have been abandoned by the Seller and none of the Patents, Marks or Copyrights is subject to any outstanding order, decree, judgment, stipulation, injunction or written restriction or agreement restricting the scope of use thereof, in any such case, which would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.09, to the knowledge of Seller, there are no material infringing or diluting uses of the Patents or Marks. Seller has not granted any material license (other than such licenses and permissions for one-time or limited use granted in the ordinary course of business) to any person or entity to use any of the Marks except for the license agreements listed on Schedule 4.10. None of the Patents, Marks, Domain Names or Copyrights are owned by a third party and licensed to Seller for use except as provided in license agreements listed on Schedule 4.10 (such contracts, the "Third Party Licensing Agreements"). The Third Party Licensing Agreements constitute all agreements pursuant to which Seller is authorized to use or otherwise exploit such Patents, Marks, Domain Names and Copyrights owned by a third party (such third party intellectual property, the "Third Party Proprietary Assets"). To the knowledge of Seller, Seller has legally enforceable rights to use all Third-Party Proprietary Assets in the manner in which such Third Party Proprietary Assets have been (and are being) used in connection with the Business.

        4.10    Contracts and Commitments.    (a) Schedule 4.10 attached hereto lists: (i) all contracts relating solely to the Business that require the expenditure or receipt of more than $100,000 by Seller in any consecutive twelve-month period after the date hereof, other than those terminable on not more than

90 days' notice; (ii) all agreements governing long-term indebtedness or any guarantee thereof, in each case, to which Seller is a party and which relate solely to the Business; (iii) all licensing agreements with third parties relating to the Business, the Patents, the Marks, the Domain Names or the Copyrights to which Seller is a party and which require the expenditure of more than $50,000, including Third Party Licensing Agreements; (iv) all real and material personal property leases to which Seller is a party and which relate solely to the Business; (v) all loans or advances to, or investment in, any person or an agreement, contract or commitment relating to the making of any such loan, advance or investment with third parties relating solely to the Business in excess of $25,000; and (vi) any agreement, contract, or commitment with third parties limiting the freedom of the Business to engage in any line of business or to compete with any person (collectively, the "Material Contracts").

        (b)   Seller has not obtained any letter of credit for, or given any irrevocable power of attorney to (in each case, relating to the Business), any person, firm or corporation for any purpose whatsoever, in each case, that is outstanding or in effect on the Closing Date.

        (c)   Seller is not in default, nor to Seller's knowledge is there any basis for any claim of default, under any of the Material Contracts, except such claim or default as would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Seller, all of the Material Contracts are in full force and effect and are valid and enforceable against the other party or parties to the extent relating to the Business.

        (d)   Seller heretofore has delivered or made available to Purchaser true and correct copies of all of the Material Contracts.

        4.11    Employee Benefits.    (a) Schedule 4.11 attached hereto lists:

          (i)    all severance, written employment, material consulting and employee confidentiality agreements or other material agreements protecting proprietary information with, and all collective bargaining or other labor agreements covering, any Business Employee (as defined in Section 6.03);

          (ii)   each "Employee Benefit Plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained for the benefit of any Business Employee (each, a "Plan"; collectively, the "Plans"); and

          (iii)  each written plan or arrangement not subject to ERISA and maintained for the benefit of any Business Employee which provides for retirement benefits, termination bonuses, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (in each case, other than any agreement providing for any payment by Seller to any Business Employee in connection with the sale of the Assets) (each, an "Employee Benefit Program"; collectively, the "Employee Benefit Programs").

        (b)   Each Plan and Employee Benefit Program has been maintained and administered at all times in material compliance with all applicable laws, rules and regulations, including but not limited to ERISA and the Code, applicable to such Plan and Employee Benefit Program, except for such non-compliance as would not have a Material Adverse Effect.

        (c)   No "Reportable Event" (as such term is used in Section 4043 of ERISA), "Prohibited Transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "Accumulated Funded Deficiency" (as such term is used in Section 412 of ERISA or Section 4971 of the Code) has occurred with respect to any Plan, and no condition or set of circumstances exists which could result in a "Reportable Event" except such as would not have a Material Adverse Effect.

        (d)   Complete and correct copies of all Plans and Employee Benefit Programs listed on Schedule 4.11 have been delivered or made available to Purchaser.

        4.12    Transactions with Affiliates.    Except as described on Schedule 4.12 or elsewhere herein there are no services currently being provided to the Business by Seller or any affiliate thereof that are material to the Business.

        4.13    Absence of Certain Changes.    Since December 31, 2004, in connection with the Business, Seller has not, except in the ordinary course of business and except as set forth on Schedule 4.13 hereto:

          (a)   incurred any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) that are material to the Business, taken as a whole;

          (b)   written off as uncollectible any notes or accounts receivable or any portion thereof that are material to the Business, taken as a whole;

          (c)   sold, transferred or leased any properties or assets, whether real, personal, fixed, tangible or intangible, that are material to the Business, taken as a whole;

          (d)   made any capital expenditures or commitments for capital assets that are material to the Business, taken as a whole;

          (e)   made any change in any accounting practice, principle, policy or method, except as required by law, or a change in accounting standards that are material to the Business, taken as a whole;

        (f)    reduced insurance coverage in any manner that is material to the Business, taken as a whole;

        (g)   (i) entered into any material written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) relating to the Business, other than any agreement, plan or arrangement set forth on a Schedule to this Agreement, (ii) amended any of the Plans described on Schedule 4.11 relating to the Business or (iii) granted any general increase in compensation, bonus or other benefits payable to any Business Employee;

        (h)   mortgaged, pledged or subjected to lien, restriction or any other encumbrance any of the property, business or assets, tangible or intangible, of the Business so as to create a Material Adverse Effect;

        (j)    suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect; or

        (j)    agreed, whether in writing or otherwise, to take any action referred to in this Section 4.13 in the future.

        4.14    Title to and Condition and Sufficiency of the Assets.    Seller has, and is transferring to Purchaser at the Closing, good and marketable title to all of the Assets, and a valid leasehold or license interest in all of the Assets leased or licensed by Seller, in each case free and clear of all Liens except (i) Liens for Taxes not yet due and payable, (ii) any statutory Lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business, and (iii) any other imperfections in Seller's title to, or minor encumbrances on, any of its assets or properties that, individually and in the aggregate, do not and could not reasonably be expected materially to impair the value of, or interfere with the use by Purchaser from and after the Closing Date of, any of the Assets. The tangible Assets are in good operating condition (normal wear and tear excepted) and are suitable for the uses for which they are intended. The instruments of conveyance and transfer to be executed by Seller and delivered to Purchaser at the Closing will be valid in accordance with their terms and effective to assign, transfer and convey to Purchaser at the Closing all of the Assets. The Assets will collectively constitute (assuming all Assumed Contracts are assigned to Purchaser at the Closing without the effect of Section 6.02, and subject to the provisions of the Transition Agreement and the affiliate transactions listed on Schedule 4.12, and excluding PRIMEDIA name and any variations thereof and derivations therefrom), as of the Closing Date, all of the properties, rights, interest and other tangible and intangible assets necessary to enable Purchaser, immediately following the Closing, to conduct the Business and comply with, perform under and receive the benefits of the Assumed Contracts.

        4.15    Accounts Receivable.    The accounts receivable appearing on the Financial Statements and all accounts receivable created since that date through the Closing Date represent and will represent valid obligations owing to the Business.

        4.16    Environmental Matters.    Except as set forth in Schedule 4.16:

        (a)   to the knowledge of Seller, the operations of the Business materially comply with all requirements of laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof ("Environmental Law");

        (b)   to the knowledge of Seller, the Seller is not subject to any on-going investigation by, order from or agreement with any person respecting (i) any Environmental Law, (ii) any actions required to: (A) clean up, remove, treat or in any other way address contaminants in the indoor or outdoor environment; (B) prevent the release or threatened release or minimize the further release of contaminants; or (C) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care or (iii) any claim of losses and expenses arising from the release or threatened release of a contaminant into the environment;

        (c)   Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

        (d)   to the knowledge of Seller, there is not now on or in any property owned or operated by Seller any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

        (e)   Seller has not received any notice or claim to the effect that it or any prior owner of the Assets is or may be liable to any person as a result of the release or threatened release of a contaminant;

        (f)    to the knowledge of Seller, no encumbrance in favor of any governmental body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such governmental body in response to, a release or threatened release of a contaminant into the environment, has attached to any of the Assets; and

        (g)   to the knowledge of Seller, any asbestos-containing material which is on or part of any property owned or operated by Seller is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

        4.17    Customers and Suppliers.    Except as set forth in Schedule 4.17, since January 1, 2005, no material supplier or material customer of the Business has canceled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Business. Except as set forth in Schedule 4.17, to Seller's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Business or to decrease materially its services or supplies to the Business or its usage of the services or products of the Business, as the case may be.

        4.18    Government Contracts.

        (a)   Definitions. For purposes of this Section 4.18, the following terms shall have the following respective meanings:

          (i)    "Government Contact" shall mean any contract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind, between: (1) the Seller and a Governmental Body (a "Prime Government Contract"), (2) the Seller and any prime contractor to a Governmental Body (a "Prime Government Contractor") with respect to a Prime Government Contract of such Prime Government Contractor, or (3) the Seller and any direct subcontractor to a Prime Government Contractor with respect to a Prime Government Contract. "Government Contract" shall also include any "Contractor team arrangement" as defined in Federal Acquisition Regulation Section 9.601.

          (ii)   "Government Contract Bid" shall mean any proposal, submission, response to a request for proposal or invitation for bid, or other document or collection of documented transmitted to Governmental Body for the purpose of being considered for the award of a Government Contract.

          (iii)  "Governmental Body" shall mean any department of a local, state, or federal government activity that is responsible for the solicitation, award, administration, review, or investigation of a Government Contract.

        (b)   Government Contracts.

          (i)    The Seller represents that it is performing all Government Contracts in compliance with all applicable laws, regulations, executive orders, and contract-specific requirements, except for such non-compliance as would not be reasonably likely to have a Material Adverse Effect. This representation includes both performance and compliance obligations agreed to by the Seller in its Government Contracts, whether those obligations are expressly stated in Seller's Government Contracts or incorporated into those Government Contracts by reference to the Federal Acquisition Regulation ("FAR"), Agency supplements to the FAR, or other Agency acquisition regulations. This representation includes all Government Contracts entered into or performed by the Seller since its inception, and all active or expired Government Contract Bids.

          (ii)   The Seller represents that it is not in default in the performance of any Government Contracts, except for such default as would not be reasonably likely to have a Material Adverse Effect, and no termination for convenience, termination for default, cure notice or show cause notice has been issued to the Seller with respect to any Government Contract, nor has the Seller nor any employee of the Seller is (or has been at any time since inception of the Seller) suspended or debarred from doing business with the United States Government or has been declared non-responsible or ineligible for United States Government contracting.

          (iii)  Except as disclosed on the Financial Statements, during the last five (5) years, the Seller has not made any voluntary disclosure in writing to any Governmental Body with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, has not received any official notice that it is or was being specifically audited (other than routine DCAA or similar audits) or investigated by the Government Accountability Office, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney), and has not received any written notice of any outstanding claims against it arising under or relating to any Government Contract or any Prior Government Contract which have not been settled.

          (iv)  The Seller represents that no Government Contracts have funding limits which have been exceeded or which, in the reasonable judgment of the Seller's senior management based upon existing facts and the Seller's current standards and practices, are likely to be exceeded in order to complete the contract work. In the reasonable judgment of the Seller's senior management based upon existing facts and the Seller's current standards and practices, no Government Contracts that are fixed price contracts will be completed at a loss. Seller further represents that no money due to the Seller under any Government Contract has been withheld or set-off or has been subject to attempts to withhold or set-off.

ARTICLE V.    REPRESENTATIONS AND WARRANTIES OF TRINITY AND PURCHASER.

        Trinity and Purchaser jointly and severally represent and warrant to Seller that each of the statements contained in this Article V is true and correct on and as of the Closing Date:

        5.01    Organization of Trinity and Purchaser.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering ("Purchaser's Additional Agreements"; together with Seller's Additional Agreements, the "Additional Agreements") and to carry out the transactions contemplated hereby and thereby. Trinity is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the full corporate power and authority to enter into this Agreement and the Purchaser's Additional Agreements that Trinity is executing and delivering and to carry out the transactions contemplated hereby and thereby.

        5.02    Authorization of Agreement.    The execution, delivery and performance by Purchaser and Trinity of this Agreement and Purchaser's Additional Agreements, and the consummation by Purchaser and Trinity of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Purchaser and Trinity. This Agreement and Purchaser's Additional Agreements to which they are a party have been duly executed and delivered by Purchaser and Trinity, and the case may be, and constitute legal, valid and binding obligations of Purchaser and Trinity, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        5.03    No Conflicts.    Neither the execution, delivery or performance of this Agreement or any of Purchaser's Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser and Trinity with the terms and provisions hereof or thereof will: (i) conflict with the Certificate of Incorporation, Bylaws or other organizational documents of Purchaser or Trinity; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser or Trinity is a party or by which Purchaser or Trinity is bound; or (iii) constitute a violation by Purchaser or Trinity of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser or Trinity; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not be reasonably likely to have a material adverse effect on the business, assets or condition (financial or otherwise) of Purchaser.

        5.04    No Consents.    No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser or Trinity of this Agreement or any of Purchaser's Additional Agreements.

        5.05    Litigation.    There are no actions, suits, inquiries, proceedings or investigations pending or, to Purchaser's or Trinity's knowledge, threatened before any court or governmental or administrative body or agency against Purchaser relating to the transactions contemplated by this Agreement or Purchaser's Additional Agreements.

        5.06    No Brokers.    Neither Purchaser nor Trinity has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

        5.07    Purchaser's Acknowledgment.    Purchaser and Trinity acknowledge and agree that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and no representation or warranty is being made as to the future prospects of the Business.

ARTICLE VI.    FURTHER AGREEMENTS OF THE PARTIES.

        6.01    Expenses.    Each of Purchaser, Trinity and Seller shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements, except as otherwise may be expressly provided herein.

        6.02    Consents to Assignments of Contracts.    (a) Purchaser acknowledges and agrees that certain consents and approvals with respect to the transactions contemplated by this Agreement may be required from parties to the Assumed Contracts and that such consents and approvals have not been obtained. Seller shall cooperate with Purchaser, upon Purchaser's request, in any reasonable manner in connection with Purchaser's obtaining any such consents and approvals; provided, however, that such cooperation in no event shall require Seller or any of its affiliates to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

        (b)   Any transfer or assignment to Purchaser by Seller on the Closing Date of any interest under any Assumed Contract that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained and Purchaser shall not assume any liabilities or obligations under any such Assumed Contract until such consent or approval is obtained. At Purchaser's request, Seller will cooperate with Purchaser to provide that Purchaser shall receive Seller's interest in the benefits under any such Assumed Contract and any Asset subject thereto, including (at Purchaser's request) performance by Seller as agent or, to the extent permitted under such Assumed Contract (without the need to obtain such third party's consent), grant Purchaser the exclusive, perpetual, irrevocable and royalty or payment free right and license to receive the benefit from the Assumed Contract and any Asset subject thereto; provided, in each case, that (i) Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained and (ii) the reasonable out-of-pocket costs and expenses incurred by Seller and its affiliates in connection with the cooperative actions requested by Purchaser pursuant to this Section 6.02(b) shall be paid by Purchaser or promptly reimbursed to Seller upon written request.

        6.03    Employees.    (a) Schedule 6.03(a) sets forth the name, title, date of hire, annual salary (including bonus and commissions) and 2004 commissions paid of each of the employees employed by Seller solely in connection with the Business immediately prior to the Closing Date (each, a "Business Employee"; collectively, the "Business Employees"). Purchaser shall offer employment to each Business Employee and, following the Closing, each Business Employee shall be employed at no less than the wage or salary, commission and bonus formula of such employee in effect immediately prior to the Closing Date. Purchaser shall be responsible for and shall pay, and Seller shall have no obligations whatsoever for, any salary, bonus (other than (A) any Employee Incentive Compensation Plan bonuses accrued through December 31, 2004 and (B) any retention bonuses payable pursuant to agreements entered into in connection with the sale of the Business, each of which shall be paid by Seller), sales commissions, fringe or pension benefits, vacation or sick days or other benefits or claims of any kind, including, without limitation, severance payments and COBRA benefits, payable to, or accruable for, any Business Employee from and after the Closing Date. For a period of one year following the Closing, Purchaser shall provide to each Business Employee employee benefits programs that are at least as beneficial as those in effect for comparable employees of Purchaser and its affiliates.

        (b)   Purchaser shall, as to all Business Employees, cause its insurance carriers and benefit plan administrators or trustees to: (i) recognize service with Seller (and any predecessors thereto and any other subsidiary or affiliate of Seller) prior to Closing ("Prior Service") for purposes of eligibility to enroll in its welfare plans (e.g., its life, medical, dental, accident, disability and similar benefit plans); and (ii) provide each Business Employee with credit under its medical plan for payments made under the PRIMEDIA Medical Plan in satisfying any deductible or out-of-pocket limit requirements.

        (c)   Purchaser shall recognize Prior Service for all Business Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies. Purchaser shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Purchaser to any Business Employee. Purchaser shall pay to any Business Employee who has a written agreement regarding severance as set forth on Schedule 4.11, the amount provided in such agreement or, in the absence of a written agreement with such Business Employee, for a period of one year following the Closing Date, Purchaser shall pay to any Business Employee that is terminated "without cause" severance in an amount no less than the amount payable consistent with Seller's customary practices as set forth on Schedule 6.03(c).

        (d)   Purchaser shall recognize Prior Service for all Business Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by Purchaser or any of its affiliates to the extent Business Employees participate or are eligible for participation after the Closing.

        6.04    Further Assurances.    Each of Purchaser, Trinity and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, to obtain any consents from any party to any Assumed Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall be subject to the provisions of Section 6.02. The parties shall cooperate with each other in connection with any litigation relating to the Business, including providing reasonable access to books and records and employees (current or former); provided that in no event shall either party be required to make any expenditure of money in connection therewith.

        6.05    Correspondence.    Each party promptly will remit to the other party any correspondence or amounts received by it which properly belong to such other party.

        6.06    Record Retention.    Each party shall maintain the agreements, documents, books, records and files relating to the Business (collectively, "Records") for a period of six years following the Closing Date. From and after the Closing Date, upon reasonable prior written notice from Purchaser or Seller, as the case may be, the other party shall furnish or cause to be furnished to such other party and its respective representatives, employees, counsel and accountants, access, during normal business hours, Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons' sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or Seller, as the case may be.

        6.07    Discontinuance of Obligation to Provide Services or Benefits.    Except as otherwise provided pursuant to the Transition Agreement, any services or benefits provided by Seller or any of its affiliates to or for the Business or to any of its officers or employees automatically shall terminate as of the Closing Date.

        6.08    No Disclosure.    Neither Purchaser, Trinity nor Seller shall produce, distribute, publish or issue, or consent or cause to be produced, distributed, published or issued, any press release, public announcement or other publicity referring to this Agreement or any related agreements, the subject matter or content hereof or of any related agreements or the transactions contemplated hereby or thereby, without the express, prior written approval of the other party, unless Purchaser, Trinity or Seller (a) is ordered to make any such disclosure by a court of competent jurisdiction or (b) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Trinity's or PRM's securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

        6.09    Covenant Not to Solicit Business.    (a) In furtherance of the sale of the Assets to Purchaser hereunder by virtue of the transactions contemplated hereby, Seller covenants and agrees that, for a period ending on the first (1st) anniversary of the Closing Date (in regards to clause (i) below) or the second (2nd) anniversary of the Closing Date (in regards to clause (ii) below), without the prior written approval of Purchaser, which approval shall be granted or withheld in Purchaser's sole discretion, neither Seller nor any if its affiliates will:

          (i)    (A) induce or attempt to persuade any employee of the Business to terminate such employment in order to enter into any such relationship on behalf of any other business organization in competition with the Business or (B) recruit or offer employment to any employee of Purchaser engaged in the conduct of the Business after the Closing Date; or

          (ii)   induce or attempt to persuade any agent or customer of the Business to terminate such agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business.

        Notwithstanding anything to the contrary in this Section 6.09(a), clauses (i) and (ii) of this Section 6.09(a) are not breached by general solicitations, advertisements, marketing campaigns, or promotions that are not specifically targeted to such employee, agent or customer, so long as Seller and any entity owned by Seller does not (A) enter into any employment, agency or business relationship on behalf of any other business organization in competition with the Business for purposes of recruiting, soliciting or hiring such employees, agents or customers of the Business; or (B) employ any employee of Purchaser engaged in the conduct of the Business after the Closing Date.

        (b)   In the event Seller or any affiliate of Seller violates any of the obligations under this Section 6.09, Purchaser may proceed against them in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 6.09 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 6.09, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller and/or such affiliate of Seller to prevent any violations of this Section 6.09, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 6.09 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 6.09, any term, restriction, covenant or promise in this Section 6.09 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified by limiting its scope or applicability to the extent necessary to make it enforceable by such court or agency. Seller agrees and acknowledges that the its obligations under this Section 6.09 are not subject to the limitations on indemnification set forth in Sections 7.02(b) and 7.02(c).

        6.10    Bulk Sales Law.    Each party waives all compliance by Seller and Purchaser with the requirements of any bulk sales law, if and to the extent applicable to the transactions contemplated by this Agreement.

        6.11    Guarantees, Joint Obligations.    To the extent that PRM or any of its affiliates has any liability or obligation under or with respect to any Assumed Contract, whether joint or several or in connection with a guarantee, but subject to the provisions and limitations of Section 6.02, Purchaser agrees that Purchaser (i) shall be solely responsible for the breach of any such contract to the extent that such breach arises from the conduct of the Business from and after the Closing Date and (ii) shall indemnify and hold harmless each of PRM, PWPL, PDV and their respective affiliates from and against any and all losses, liabilities or damages arising out of or relating to Purchaser's obligations under such contracts or guarantees, as the case may be, arising from and after the Closing Date, or arising prior to the Closing Date to the extent such losses, liabilities or damages from obligations are considered Assumed Liabilities. Notwithstanding the foregoing, in the event that any lease guaranteed by PRM, PWPL, PDV or any of their respective affiliates contains an option to renew, Purchaser shall not renew such lease without having PRM, PWPL, PDV or such affiliate or affiliates, as applicable, released from such guarantee.

        6.12    Argus 1 Systems Corp. Litigation.    (a) PWPL, PRM and certain other entities and individuals are named as defendants in the case entitled Argus 1 Systems Corporation v. Primedia Workplace Learning L.P., et al., No. 04-CV-138918, District Court of Fort Bend County, Texas (the "Argus Claim"), regarding claims made by Argus 1 Systems Corporation ("Plaintiff") resulting from that certain Memorandum of Understanding, dated May 22, 2003, by and between Plaintiff and PWPL (the "Argus MOU"). This Section 6.12 sets forth the understandings, obligations and covenants of each of Seller and Purchaser in regards to the Argus Claim.

        (b)   As of the Closing Date, Purchaser shall accept and assume the defense of the Argus Claim and, subject to the provisions of this Section 6.12, be responsible for payment of legal fees and costs associated with defending the Argus Claim for services rendered from and after the Closing Date; provided, however, that Purchaser shall only be responsible for the payment of legal fees and expenses associated with the retention by Purchaser of one law firm for the benefit of Purchaser, Seller and the other defendants. If required by law, Purchaser shall consent to being joined in the Argus Claim as a defendant. All attorneys' fees and costs incurred prior to the closing Date shall be the sole responsibility of Seller.

        (c)   Purchaser shall have the sole discretion and control and sole decision making authority with respect to defending the Argus Claim, and Seller shall cooperate in good faith with Purchaser in the planning and defense of the Argus Claim and shall provide all reasonable assistance at Purchaser's expense, including, where feasible, providing access to Seller employees, documents, information, files, and all other data and materials related to the claims asserted in the Argus Claim. Seller shall provide all requested waivers and authorities for Purchaser to act on behalf of Seller in regards to the Argus Claim, and execute all documents necessary or useful to effect the provisions of this Section 6.12. Without limiting Purchaser's rights hereunder, Seller shall have the right to be represented by its own counsel at its own expense, its participation to be subject to the reasonable direction and discretion of Purchaser.

        (d)   Subject to Section 6.12(f), in the event Plaintiff recovers damages, costs, on-going royalties or license fees or other relief resulting from or in connection with the Argus Claim, whether by settlement or judgment entered against the Seller and/or Purchaser ("Recovery"), the allocation of such Recovery shall be as follows:

          (i)    Seller shall be responsible for paying that portion of any Recovery relating to the failure to pay Plaintiff license fees based on sales of the Software (as that term is defined in the MOU) prior to the Closing Date and the failure to pay Plaintiff the remainder of the license fee for the exclusive license to Plaintiff's software granted to Seller, and any other actions or inactions by Seller and the other defendants to the Argus Claim relating to the MOU and the period prior to the Closing Date.

          (ii)   Purchaser shall be responsible for paying that portion of any Recovery relating to license fees, royalty fees, or other damages arising from any sales of Software or other conduct after the Closing Date and shall be responsible for the payment of all on-going license or royalty fees relating to periods on or after the Closing Date.

          (iii)  Subject to Section 6.12(f)(ii), each of Seller and Purchaser shall be responsible for 50% of any Recovery relating to Plaintiff's claim for being unable to market its software as a result of the MOU.

          (iv)  Subject to Section 6.12(f)(ii), each of Seller and Purchaser shall be responsible for 50% of any attorneys' fees and costs awarded or allocated to Plaintiff in regards to the Argus Claim.

        (e)   Notwithstanding anything to the contrary in this Section 6.12, neither Purchaser nor Seller shall enter into any settlement, consent judgment, or other voluntary final disposition of the Argus Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Purchaser in its sole discretion shall not be required to consent to any settlement of the Argus Claim where such settlement contains an ongoing royalty or license fee.

          (i)    In the event that Plaintiff presents a good faith written settlement proposal for the final settlement of all claims in the Argus Claim and any and all other claims arising out of the MOU (a "Proposed Argus Settlement"), and Seller or Purchaser desires to accept the Proposed Argus Settlement (such party desiring to settle, the "Settling Party"), the Settling Party shall advise the other party (the "Non-Settling Party") in writing of the Settling Party's desire to accept the Proposed Argus Settlement, including the Settling Party's good faith allocation between the Seller and Purchaser of the Recovery to be paid in settlement based on the allocations set forth in Section 6.12(d); provided, however, that, unless agreed to by Purchaser in its sole discretion, no settlement proposal that contains an ongoing royalty or license fee shall constitute a Proposed Argus Settlement. The Non-Settling Party shall have 20 days after the Non-Settling Party's receipt of the notice of the Proposed Argus Settlement or two days prior to the expiration date of the proposed Argus Settlement, whichever is earlier, to advise the Settling Party in writing whether it accepts the Proposed Argus Settlement and the Settling Party's allocations regarding same. In so notifying the Settling Party of its decision, the Non-Settling Party may accept the Proposed Argus Settlement, but dispute the allocation of the Recovery among the Seller and Purchaser, in which case the Non-Settling Party must propose a good-faith alternative allocation.

          (ii)   In the event the Non-Settling Party does not provide its written objection to the Proposed Argus Settlement or does not propose a good-faith alternative allocation of the Recovery within the timeframe required herein, then the Non-Settling Party shall be deemed to have agreed to the Proposed Argus Settlement and the allocation of the Recovery proposed by the Settling Party, and shall cooperate with the Settling Party in the execution of such documents as necessary to effect and Proposed Argus Settlement.

          (iii)  If the Non-Settling Party notifies the Settling Party that it accepts the Proposed Argus Settlement, but disputes the allocation of the Recovery pursuant to the provisions of Subsection (i) of this Section 6.12(e), each of the Non-Settling Party and the Settling Party shall cooperate in good faith to come to a temporary agreement on the allocation of the Recovery so that the Proposed Argus Settlement can be effected and the Argus Claim and all maters relating to the MOU can be resolved with the Plaintiff.

        (f)    In the event the Non-Settling Party objects to the Proposed Argus Settlement, the Non-Settling Party shall, from and after the Non-Settling Party's receipt of the notice of the Proposed

Argus Settlement, be responsible for and shall assume the continuing defense of the Argus Claim and shall be responsible for payment of all legal fees, costs and expenses associated with defending the Argus Claim from and after such date.

          (i)    The Non-Settling Party shall have the sole discretion and control and sole decision making authority with respect to defending the Argus Claim from and after the date the Non-Settling Party takes over the defense, and the Settling Party shall cooperate in good faith with the Non-Settling Party in the planning and continued defense of the Argus Claim, and shall provide all reasonable assistance at the Non-Settling Party's expense, including, where feasible, providing access to the Settling Party's employees, documents, information, files, and all other data and materials related to the claims asserted in the Argus Claim, and execute all documents necessary or useful to effect the provisions of this Section 6.12. The Settling Party shall have the right to be represented by its own counsel at its own expense, its participation to be subject to the reasonable direction of the Non-Settling Party.

          (ii)   In the event Plaintiff is entitled to Recovery allocable to the Settling Party pursuant to Section 6.12(d), in excess of the Recovery that would have been allocable to the Settling Party if the Proposed Argus Settlement had been accepted, the obligations of the Settling Party in regards to its portion of such Recovery shall be limited to the Recovery allocable to the Settling Party in the Proposed Argus Settlement, and the Non-Settling Party shall be responsible for the payment of all other Recovery amounts (notwithstanding the provisions of Sections 6.12(d)(iii) and 6.12(d)(iv)) recovered by the Plaintiff in excess of such amount.

        (g)   If the Seller and Purchaser accept the proposed Argus Settlement but are unable to agree upon the allocation between them of the payment of the Recovery and other terms within 30 days after the complete settlement of the Argus Claim and all other claims arising out of or relating to the MOU, then either Seller or Purchaser may serve the other with a written demand for binding "baseball" arbitration. Such arbitration shall be held in New York City and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided that the arbitrator's award shall be consistent with the allocation provisions of Section 6.12(d). The arbitrator shall be required to accept one or the other of the final allocations previously exchanged and proposed by the two parties pursuant to Section 6.12(e)(i) above, and such decision of the arbitrator regarding the allocation of Recovery between the Seller and Purchaser shall be binding and conclusive. The parties agree to complete such arbitration as expeditiously as reasonably possible.

ARTICLE VII.    INDEMNIFICATION.

        7.01    Survival.    The covenants, representations and warranties of Seller, on the one hand, and Purchaser and Trinity, on the other hand, shall survive the Closing Date until the date that is eighteen months after the Closing Date, other than (a) Seller's indemnification obligation under Sections 7.02(a)(iii) and (iv) and Purchaser's and Trinity's indemnification obligation under Sections 7.03(iii), (iv) and (v), each of which shall survive indefinitely, (b) Seller's indemnification obligations under Section 6.09, which shall survive until the period set forth in Section 6.09(a), or (c) Purchaser's and Seller's obligations under Section 6.12, which shall survive until the final resolution of the Argus Claim. The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VII before the date of such expiration.

        7.02    Indemnification by Seller.    (a) Seller shall indemnify and hold harmless Purchaser Trinity, Purchaser's and Trinity's subsidiaries and their respective officers, directors and employees (collectively, "Purchaser Indemnified Parties") from, against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement) (collectively, "Claims"), that arise from or relate or are attributable to (i) any misrepresentation by Seller or breach of a warranty made by Seller, in each case, under Article IV hereof, (ii) any breach of any covenant or agreement on the part of Seller set forth herein or in any of Seller's Additional Agreements, (iii) any liability or obligation to brokers retained by Seller in connection with the transactions contemplated by this Agreement and (iv) the Excluded Liabilities.

        (b)   Notwithstanding the foregoing, Seller shall have no liability to indemnify any Purchaser Indemnified Party on account of any Claim pursuant to clauses (i) and (ii) of Section 7.02(a) unless and until and only to the extent that the liability of Seller in respect of such Claims, when aggregated with Seller's liability in respect of all other Claims made pursuant to clauses (i) and (ii) of Section 7.02(a), amounts to more than $100,000 (the "Threshold Amount"), whereupon Seller shall be liable to pay amounts due pursuant to clauses (i) and (ii) of Section 7.02(a) only in excess of the Threshold Amount.

        (c)   The maximum aggregate liability of Seller for any and all claims under clauses (i) and (ii) of Section 7.02(a) shall not exceed $4,000,000.

        (d)   Notwithstanding anything to the contrary in this Section 7.02, the limitations on indemnification set forth in Subsections (b) and (c) of this Section 7.02 shall not apply to Seller's obligations and covenants, and any breaches thereof, contained in Sections 6.09 or 6.12.

        7.03    Indemnification by Purchaser and Trinity.    (a) Each of Purchaser and Trinity shall jointly and severally indemnify and hold harmless Seller, Seller's subsidiaries and their respective officers, directors and employees (collectively, "Seller Indemnified Parties") from, against and in respect of any and all Claims that arise from or relate or are attributable to (i) any misrepresentation by Purchaser or Trinity or breach of a warranty made by Purchaser or Trinity, in each ease, under Article V hereof, (ii) any breach of any covenant or agreement on the part of Purchaser or Trinity set forth herein or in any of Purchaser's Additional Agreements, (iii) any liability or obligation to brokers retained by Purchaser or Trinity in connection with the transactions contemplated by this Agreement, (iv) any obligation to any Business Employee arising on or after the Closing Date and (v) the Assumed Liabilities.

        (b)   Notwithstanding the foregoing, neither Purchaser nor Trinity shall have any liability to indemnify any Seller Indemnified Party on account of any Claim pursuant to clauses (i) and (ii) of Section 7.03(a) unless and until and only to the extent that the liability of Purchaser or Trinity in respect of such Claims, when aggregated with Purchaser's and Trinity's liability in respect of all other Claims made pursuant to clauses (i) and (ii) of Section 7.03(a), amounts to more than the Threshold

Amount, whereupon Purchaser and Trinity shall be liable to pay amounts due pursuant to clauses (i) and (ii) of Section 7.03(a) only in excess of the Threshold amount.

        (c)   The maximum combined aggregate liability of Purchaser and Trinity for any and all claims under clauses (i) and (ii) of Section 7.03(a) shall not exceed $4,000,000.

        (d)   Notwithstanding anything to the contrary in this Section 7.03, the limitations on indemnification set forth in Subsections (b) and (c) of this Section 7.03 shall not apply to Purchaser's obligations and covenants, and any breaches thereof, contained in Section 6.12.

        7.04    Notice to the Indemnitor.    Promptly after the assertion of any Claim by a third party or the occurrence of any event which may give rise to a claim for indemnification from an indemnifying party ("Indemnitor") under this Article VII, an indemnified party ("Indemnitee") shall notify the Indemnitor in writing of such Claim. The Indemnitor shall then have 30 days to advise the Indemnitee whether the Indemnitor accepts the defense of such Claim and Indemnitor shall have no obligation to Indemnitee for legal fees incurred by lndemnitee before or after the date of any assumption of the defense by Indemnitor; provided that the Indenmitor automatically agrees to accept the defense of any Claim referred to in clause (iv) of Section 7.02(a). The Indemnitor shall in no way be liable to the Indemnitee for any Claim not presented to the Indemnitor by the Indemnitee for a defense within 30 days of the Claim being presented in writing to the Indemnitee by the party making the Claim.

        7.05    Right of Parties to Settle or Defend.    If the Indemnitor determines to accept the defense of such Claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to the reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee. If the Indemnitor fails to undertake the defense of or settle or pay any such third party Claim within 30 days after the Indemnitee has given written notice to the Indemnitor of the Claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within 30 days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such Claim; provided, however, that in no event shall the Indemnitee settle such Claim without the prior consent of the Indemnitor as provided in Section 7.06 below.

        7.06    Settlement Proposals.    (a) In the event that the Indemnitee desires to settle any third-party Claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). The Indemnitor shall have 20 days after the Indemnitee's receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement. If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement, the Indemnitee may offer the Proposed Settlement to the third party making the Claim. If, after approval by the Indemnitor, the Proposed Settlement is not accepted by the party making such Claim, any new Proposed Settlement which the Indemnitee may wish to present to the party making such Claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 7.06.

        (b)   Except as provided in the immediately following sentence, the Indemnitor may settle any third-party Claim as to which it has agreed to accept the defense, on any terms which it may deem reasonable. In the event that the Indemnitor desires to settle any such third-party Claim, the Indemnitor shall not, without the Indemnitee's prior written consent, (i) settle or compromise any proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand, or (ii) settle or compromise any such proceeding, claim or demand in any manner that adversely affects the Indemnitee. Following the Closing, the indemnification obligations of this Article VII shall be the exclusive remedy for breaches of this Agreement and the Additional Agreements and no other remedy shall be had in contract, tort or otherwise.

        7.07    Reimbursement.    At the time the amount of any liability on the part of the Indemnitor under this Article VII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments by the Indemnitee and (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within 30 days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

        7.08    Certain Adjustments.    (a) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

        (b)   For all purposes of this Article VII, any amounts payable in respect of indemnification claims shall be net of any insurance payable to the Indemnitee from its own insurance policies in connection with the facts giving rise to the right to indemnification.

ARTICLE VIII.    MISCELLANEOUS.

        8.01    Entire Agreement.    This Agreement (together with the Schedules and Exhibits hereto and the Additional Agreements and other documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters; provided, however, that the terms of the Confidentiality Agreement by and between Seller and Trinity (the "Confidentiality Agreement") shall remain in full force and effect.

        8.02    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Purchaser, Trinity and Seller hereby irrevocably submit to the jurisdiction of any New York State or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement. Each of Purchaser, Trinity and Seller hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding. Purchaser and Trinity hereby appoints Reed Smith LLP (at the address set forth below) as its agent for service of process in connection with the foregoing.

        8.03    Amendment; Waiver.    No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

        8.04    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

        If to Seller, to it at:

PRIMEDIA Inc. 745 Fifth Avenue New York, NY 10151
Attention:	President
Phone:	(212) 745-0100
Fax:	(212) 745-0645

        With a copy to:

PRIMEDIA Inc. 745 Fifth Avenue New York, NY 10151
Attention:	Christopher Fraser, Esq.
Phone:	(212) 745-0100
Fax:	(212) 745-0131

        If to Purchaser or Trinity, to it at:

Trinity Learning Corporation 1831 Second Street Berkeley, CA 94710
Attention:	Chief Financial Officer
Phone:	(510) 540-9300
Fax:	(510) 540-9313

        With a copy to:

Reed Smith LLP Two Embarcadero Center, Suite 2000 San Francisco, Ca 94111
Attention:	Carl J. Stoney, Jr.
Phone:	(415) 659-5941
Fax:	(415) 391-8269

        8.05    Separability.    If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

        8.06    Assignment and Binding Effect.    Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

        8.07    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

        8.08    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and may be delivered by facsimile transmission thereof, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        8.09    Interpretation.    Article titles and headings to sections are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; "hereof', "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; unless otherwise expressly provided where such reference is made, references to "Article", "Section" or another subdivision or to an attachment or "Schedule" are to an article, section or subdivision hereof or an attachment or "Schedule" hereto; references to "generally accepted accounting principles" shall mean generally accepted accounting principles in effect in the United States.

        8.10    Disclosure.    For the purposes of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of all Schedules to this Agreement, where such disclosure would be appropriate and reasonably apparent on its face. In addition, any representation made "to the knowledge of Seller" or "to Seller's knowledge" shall mean to the knowledge of the persons listed on Schedule 8.10(a) attached hereto, and any representation made "to the knowledge of Purchaser" or "to Purchaser's knowledge" shall mean to the knowledge of the persons listed on Schedule 8.10(b) attached hereto.

        8.11    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

TRINITY LEARNING CORPORATION		PRIMEDIA INC.
By:	/s/ EDWARD P. MOONEY Name: Edward P. Mooney Title: President	By:	/s/ CHRISTOPHER A. FRASER Name: Christopher A. Fraser Title: SVP—Law
TRINITY WORKPLACE LEARNING CORPORATION		PRIMEDIA WORKPLACE LEARNING, L.P.
		By:	Haas Publishing Companies, Inc., its General Partner
By:	/s/ EDWARD P. MOONEY Name: Edward P. Mooney Title: Secretary and Chief Financial Officer	By:	/s/ CHRISTOPHER A. FRASER Name: Christopher A. Fraser Title: SVP—Law
PRIMEDIA DIGITAL VIDEO HOLDINGS LLC
		By:	/s/ CHRISTOPHER A. FRASER Name: Christopher A. Fraser Title: SVP—Law

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ARTICLE V. REPRESENTATIONS AND WARRANTIES OF TRINITY AND PURCHASER.
ARTICLE VI. FURTHER AGREEMENTS OF THE PARTIES.
ARTICLE VII. INDEMNIFICATION.
ARTICLE VIII. MISCELLANEOUS.